Exhibit 99.1

News Release

Contact:	Greg Smith
Director of Investor Relations and
Corporate Communications
281-752-1240

BPZ Energy Signs 400,000 Barrel Albacora Oil Sales Contract

Houston—May 17, 2010—BPZ Resources, Inc. (NYSE:BPZ) announced today that the Company, through its oil and gas subsidiary,  BPZ Exploracion & Produccion S.R.L., (collectively the “Company”), entered into an initial oil sales contract to deliver up to 400,000 barrels from its Albacora field located offshore in Block Z-1 in northwest Peru.

On May 14, 2010, the Company signed an initial oil sales contract with Petroleos del Peru — PETROPERU S.A. (PetroPeru), to deliver up to 400,000 barrels from its Albacora field.  Further, the Company has delivered its first shipment of approximately 28,500 barrels under the contract to PetroPeru’s refinery located in Talara, approximately 100 miles south of the Albacora field.  As reported at March 31, 2010 the Company had accumulated approximately 90,000 barrels of oil from Albacora which it plans to deliver to the refinery in similar size batches over approximately the next six months.  The effective price per barrel the Company expects to realize is equivalent to the Northwest Peru basket of crudes (consisting of Forties, Oman and Suez) minus three dollars per barrel and other customary purchase price adjustments, if any.  As in most crude oil sales contracts, Albacora’s oil would need to meet certain specifications and a penalty would be applied on a per barrel basis if the crude oil doesn’t meet the minimum contract requirements.  The Company is currently beginning negotiations with PetroPeru and potentially other buyers for a long terms sales contract for its Albacora oil.

About BPZ Energy

Houston based BPZ Energy is an oil and gas exploration and production company which has exclusive license contracts for oil and gas exploration and production covering approximately 2.2 million acres in four properties in northwest Peru.  It also owns a minority working interest in a producing property in southwest Ecuador.  The Company is currently executing the development of the Corvina oil discovery, the redevelopment of the Albacora oil field, and the exploration of Block XIX, in parallel with the execution of an integrated gas-to-power strategy, which includes generation and sale of electric power in Peru and the development of a regional gas marketing strategy.  The Company’s website at www.bpzenergy.com provides additional information about the Company’s plans, including photographs and other information with respect to its operations.

Forward Looking Statements

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.These forward looking statements are based on our current expectations about our company, our properties, our estimates of required capital expenditures and our industry.  You can identify these forward-looking statements when you see us using words such as “expect,” “will”, “anticipate,” “indicate,” “estimate,” “believes,” “plans” and other similar expressions.  These forward-looking statements involve risks and uncertainties.  Our actual results could differ materially from those anticipated in these forward looking statements.  Such uncertainties include the success of our project financing efforts, accuracy of well test results, well refurbishment efforts, successful production of indicated reserves, satisfaction of well test period requirements, successful installation of required permanent processing facilities, receipt of all required permits, and the successful management of our capital expenditures, and other normal business risks.  We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.  We caution you not to place undue reliance on those statements.